The business combination described in this document involve securities of Japanese companies. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuers are located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws.

It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

NOTICE: This is a translation of a part of the notice issued on June 6, 2025 in Japanese and is made solely for the convenience of the foreign shareholders. In case of any discrepancy between the translation and the Japanese original, the latter shall prevail.

To: Shareholders

Other Electronic Provision Measures Matters on Convocation of the 151st Annual General Meeting

(Matters Not Set Forth in the Delivered Documents)

MATTERS REGARDING ACCOUNTING AUDITOR	-----	p. 1
SYSTEMS FOR ENSURING PROPER BUSINESS ACTIVITIES AND STATUS OF OPERATING SUCH SYSTEMS	-----	p. 3
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	-----	p. 7
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS	-----	p. 16

Pursuant to the laws, regulations, and the Articles of Incorporation of the Company, the presentation of matters above is omitted on the documents (document containing Electronic Provision Measures Matters) delivered to shareholders who requested the delivery of documents.

TOYO INNOVEX Co., LTD.

MATTERS REGARDING ACCOUNTING AUDITOR

(1)	Name of Accounting Auditor

Grant Thornton Taiyo LLC

(2)	Amount of Remuneration and the Like of the Accounting Auditor
Category	Amount of Remuneration and the Like
(i) Amount of remuneration and the like payable by the Company	JPY24 million
(ii) Total amount of cash and other proprietary interest payable by the Company and its subsidiaries	JPY24 million
(Notes)

1. In accordance with the “Practical Guidelines regarding Coordination with Accounting Auditors” publicized by the Japan Audit & Supervisory Board Members Association, the Company’s Board of Corporate Auditors, as a result of its confirmation and review of the content of the Accounting Auditor’s audit plan, the status of execution of its accounting audit duties, and the grounds for calculation of the estimated remuneration, consented to the amount of remuneration and the like for the Accounting Auditor.

2. The audit agreement executed between the Company and the Accounting Auditor does not make a distinction between remuneration for audit under the Companies Act of Japan (the “Companies Act”) and the remuneration under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”), nor is it substantially able to make such distinction, thus, the amount of remuneration and the like described above is the total amount thereof.

3. Among material subsidiaries of the Company, TOYO MACHINERY (CHANGSHU) CO., LTD. has been subject to a statutory audit by an auditing firm other than the Company’s Accounting Auditor.

(3)	The Company’s Policy of Decisions on Dismissal/Non-reappointment of Accounting Auditors

The Company prescribed its policy described below for its Board of Corporate Auditors to make decisions on dismissal or non-reappointment of Accounting Auditors elected at the Company’s General Meeting of Shareholders. This policy was approved at the meeting of the Board of Corporate Auditors held on March 25, 2016.

[Policy of Decisions]

(i)	In cases where the Accounting Auditor falls under any of the events enumerated below, depending on the case, the Borad of Auditors shall dismiss the Accounting Auditor by unanimous consent of all Corporate Auditors, or determine the details of an agenda on dismissal or non-reappointment of such Accounting Auditor to be submitted to the General Meeting of Shareholders.
i)	In cases where it is determined that the Accounting Auditor falls under any of the events stipulated in Article 340, paragraph (1), item 1 or 2 of the Companies Act.
ii)	In addition to item (1) above, in cases where it is determined difficult for the Accounting Auditor to execute the audit appropriately from the viewpoint of its auditing quality, quality control, independence, comprehensive capability and the like.
(ii)	Regardless of the existence or absence of the events enumerated in (i) above, in order to secure further appropriate audit environment, the Board of Corporate Auditors shall review, every five (5) years in principle after the initial assumption of office of the subject Accounting Auditor, the appropriateness of the continuous execution of audits by the subject Accounting Auditor, and, if it determines that a replacement is appropriate, it shall determine the details of the proposal for dismissal or non-reappointment of such Accounting Auditor to be submitted to the General Meeting of Shareholders.

(4)	Disposition to suspend license rendered to the Accounting Auditor during the past two (2) years

Outline of the disposition publicized by the Financial Agency on December 26, 2023

1.	Person subject to the disposition

Grant Thornton Taiyo LLC

2.	The details of the disposition

1

Suspension of business regarding the execution of new contracts for three (3) months (from January 1, 2024 to March 31, 2024, excluding any renewal of a term of an auditing contract or execution of a new contract associated with the listing of the company subject to the audit with whom an auditing contract has been executed).

3.	Grounds for the disposition

With respect to audit of another company’s ratification report or the like, two (2) certified public accountants who were partners of the subject accounting auditor have, in negligence of due care, attested that financial documents containing material false matters are those containing no material false matters, mistakes or omissions.

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SYSTEMS FOR ENSURING PROPER BUSINESS ACTIVITIES AND STATUS OF OPERATING SUCH SYSTEMS

(1)	Systems for Ensuring Proper Business Activities

The Company has, pursuant to the provisions of Article 362, paragraph (4), item 6 of the Companies Act and Article 100 of the Regulations for Enforcement of the Companies Act, resolved at its Board of Directors on the improvement of systems to ensure proper business activities of the Company and other matters as described below.

(i)	Systems to ensure that the execution of the duties of Directors and employees conform to laws, regulations and the Articles of Incorporation

The Company’s corporate group composed of the Company and its subsidiaries (the “Group”) will stipulate its corporate code of conduct and other provisions concerning the compliance system as a standard for Directors and employees to act in compliance with laws, regulations, the Articles of Incorporation, and social norms. Also, in an attempt to maintain and enhance the compliance system, the Company shall establish the Internal Control Committee that involves Outside Directors and corporate lawyers as its members, and thereby realize a system in which the Committee submits a report to the Executive Director and President, and the Board of Directors, on material matters regarding the ensuring of proper operation of business, and in conjunction therewith, specific measures therefor shall be implemented through the Compliance and Risk Control Committee or other organs. The Audit Office shall audit the status of compliance within the Group in cooperation with the Internal Control Committee and Compliance and Risk Control Committee. A hotline will be established and administered as a means for employees to directly provide information concerning acts or the like that are questionable under laws and regulations.

(ii)	Systems regarding retention and management of information in relation to the execution of the duties of Directors

In accordance with the Rules for Document Control, the Company shall record and store information in relation to the execution of the duties of Directors in written documents or electromagnetic media. Directors and Corporate Auditors shall be entitled to view those documents at any time under the Rules for Document Control.

(iii)	Rules and other systems related to management of the risk of loss

As for risks pertaining to compliance, environment, disasters, quality, information security, export control and other matters within the Group, the respective divisions in charge shall, including the subsidiaries, establish regulations and rules, provide education and implement training sessions, and prepare and distribute guidelines. Also, cross-sectoral supervision and handling of risk status in the Group shall be borne by the respective committees or a certain division serving as the secretariat therefor, and they shall perform risk control for the entire Group. As for risks arising anew, Director(s) shall be designated, at the meeting of the Board of Directors, to be responsible for promptly taking measures therefor.

(iv)	Systems to ensure that the duties of Directors are executed efficiently

For duties of Directors to be executed efficiently, a meeting of the Bord of Directors shall be held once a month whereby material managerial matters are deliberated and decided. Extraordinary meetings are held from time to time as needed, whereby prompt deliberations and decisions shall be made. For the duties of Directors to be executed in a further expeditious manner, a system of Corporate Officers is adopted to realize a system in which business is promptly executed through delegation of duties which are segregated among Corporate Officers. Also, a Management Council comprising of Directors and Corporate Officers will be established to make efficient decisions.

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At the meetings of the Board of Directors and Management Council, deliberations shall be made on matters such as establishing medium-term management plans, setting performance goals and budgets, and reviewing and enhancing improvements in monthly achievements. An internal division in charge of addressing respective subsidiaries will be established, which endeavors to enhance the soundness, efficiency and the like of the management of the entire Group through consultations and exchange of information between such division and subsidiaries on certain material matters.

(v)	Systems to ensure proper business activities in the corporate group comprising of the Company and its subsidiaries

The Company shall build a system in an integrated manner involving subsidiaries to enable them to control compliance and risks and ensure the appropriateness and efficiency of business through consolidation. Also, the entire Group has improved its internal control system concerning financial reporting. As for material subsidiaries, material managerial matters and achievements are reported regularly, to ensure efficient execution of business of the Group. The general activities of subsidiaries are subject to the internal audit performed by the Audit Office of the Company.

(vi)	Matters regarding employees who were appointed to assist the duties of Corporate Auditors, matters regarding independence of such employees from Directors, and matters regarding ensuring the effectiveness of instructions given to such employees

In cases where Corporate Auditors need an employee to assist with their duties, they may order a staff member who belongs to the Audit Office or otherwise holds professional expertise to conduct the matters necessary for the audit work. Staff members who are so ordered shall not be subject to any supervision and instruction of Directors and/or their immediate superior managers. Also, personnel performance evaluations of the employees who assist, etc., Corporate Auditors in the Audit Office requires approval of the Corporate Auditors.

(vii)	A system for Directors and employees of the Company and its subsidiaries to submit reports to the Board of Corporate Auditors, a system regarding other reports to Corporate Auditors, and a system for ensuring that persons who make such reports are not treated disadvantageously on grounds of submission of reports

The Directors or employees shall report to the Board of Corporate Auditors not only matters statutorily required but also matters that they become aware of that may cause a significant impact on the Company and the Group, any contravention of laws, regulations or the Articles of Incorporation, tortious acts and the like. The Directors and employees of subsidiaries may directly blow a whistle to the Corporate Auditors. Also, any person who receives whistleblowing shall report all of such whistleblowing to the Corporate Auditors. The person who provided information to the Corporate Auditors shall not be treated detrimentally because of the provision of information. The Corporate Auditors shall attend the meetings of the Board of Directors and other significant meetings to comprehend material decision-making processes and the status of business reports, and, in conjunction therewith, view material documents pertaining to execution of business, including written requests for managerial decisions, and ask Directors or employees for explanations.

(viii)	Other systems to ensure that audits by the Corporate Auditors are performed effectively

The Board of Corporate Auditors may, when it deems it necessary upon implementation of the audit, independently receive advice from independent professionals including attorneys-at-law and accountants. Upon request by the Corporate Auditors for expenses therefor, the Company shall bear such expenses.

(2)	Outline of Status of Operating Systems to Ensure Proper Business Activities

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The outline of the status of operating systems to ensure proper business activities of the Company in the current business year is as follows.

(i)	Every month, the meetings of the Board of Directors and the Management Counsel were held, wherein matters stipulated by laws, regulation and rules as well as material managerial matters such as planning of budgets, capital investments and following up on performance were deliberated. Also, the sharing of information and reviewing of progress towards managerial goals were engaged in for the entire Group through the Group’s Management Council.
(ii)	The meetings of the Board of Corporate Auditors were held thirteen (13) times, wherein audit policies and audit plans were decided, and audits were conducted regarding the status of the execution of business by Directors and executive personnel pursuant to such policies and plans, as well as the status of compliance with laws, regulations, the Articles of Incorporation and the like. Also, the audits were conducted considering internal information obtained by Standing Corporate Auditors at material meetings and other occasions as well as the results of business operation audits by the Audit Office.
(iii)	The Audit Office conducted the business operation audits of the respective business divisions based on audit plans and implemented monitoring, as to the entire Company, on the status of internal control, status of compliance with laws, regulations, codes, quality standards and the like as well as the appropriateness of business processes. The results of the audits and the like were reported to the Executive Director and President and shared with Corporate Auditors, and, in conjunction therewith, such results were communicated to the respective business divisions and followed up through suggestions and/or corrections by the Audit Office.
(iv)	To strengthen the high level managerial base and enhance transparency of the management, the Group has established an internal control system as stipulated in the Companies Act and designed the Group’s internal disciplinary rules and systems, and, to ensure appropriate operation of the systems, the meetings of the Internal Control Committee, involving Outside Directors and corporate lawyers as members, were held twice a year, wherein the status of compliance with laws, regulations, and the Articles of Incorporations were assessed and monitored, and the procedure and present issues were discussed. On the other hand, the meetings of the Internal Control Committee pertaining to financial reporting under the Financial Instruments and Exchange Act were held three (3) times a year, wherein the effectiveness of the business process and IT control were assessed and monitored and thereby the reliability of the financial reporting was secured. Also, suggestions and follow-ups on points to be corrected were made, leading to an improvement of the business.
(v)	To practice sound compliance management, the Group designated every October as “Corporate Ethics Month” to cultivate awareness and establish corporate culture. Specifically, the Executive Director and President, as the top person in the Company, delivered messages regarding compliance through an in-house journal, and in conjunction therewith, training on the “Code of Conduct of Toyo Machinery & Metal Co., Ltd” (currently, the “Code of Conduct of the TOYO INNOVEX Group”) was thoroughly implemented to all employees of the Group, including foreign local staff. Also, provision of information concerning compliance by the general affairs division to the entire Company enabled enhancement and edification of employees’ knowledge concerning laws and regulations.
(vi)	As measures against harassment, training in the form of classroom lectures were provided by outside lecturers for senior staff who are section heads or higher, and web-based training to test the level of understanding of prevention of harassment were conducted. Furthermore, we endeavored to prevent power harassment by deepening understanding and consciousness through discussions in respective working places regarding harassment.

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(vii)	The “Survey by Questionnaire on Pleasantness in the Workplace” was implemented among the staff members of the Group in October, in which questions were prepared regarding specific possible internal compliance-related situations, and reality in the workplace and possible issues in relation to compliance were verified. Also, as for the operation of the whistle-blowing system, messages regarding its purposes, confidentiality and prohibition of detrimental treatment were transmitted through an in-house journal, and in conjunction therewith, contact information for whistleblowing, including those of a third-party law office, was re-communicated by way of displaying a poster.

(viii)	As measures for the protection and prevention of divulsion of the Company’s secret information, we endeavored to enhance awareness of information security by implementing training against targeted mail for those to whom personal computers are loaned, and retraining was provided to participants who failed. Also, the meetings of the Information Security Committee were held twice a year in which deliberations were conducted on the sharing of information relating to information security, prevention measures for security incidents, measures against emergency circumstances including occurrence of material incidents, risk assessment and employee training.
(ix)	As measures to prevent recurrence of an incident of private use of cash and deposits by a local employee which took place in TOYO MACHINERY & METAL (SHANGHAI) CO., LTD., accounting regulations and compliance regulations to be applied to foreign subsidiaries were established and communicated, and compliance trainings were provided to personnel who will become overseas staff. Also, since it was pointed out that the delay in reporting from the local office was one of the causes of the occurrence of the aforementioned incident, the provision of “Bad News First” was incorporated into the “Code of Conduct of Toyo Machinery & Metal Co., Ltd” (currently, the “Code of Conduct of the TOYO INNOVEX Group”), as a rule that bad information, rather than other information, shall be reported to the immediate manager or other superior staff in a more expeditious manner, and was communicated thoroughly to the entire Group in the Corporate Ethics Month, which has been implemented every October. Furthermore, accounting staff of the head office visited TOYO MACHINERY & METAL (SHANGHAI) CO., LTD., and TOYO MACHINERY (CHANGSHU) CO., LTD. in September 2024, and implemented a business audit on whether or not accounting businesses were operated in accordance with the accounting regulations. Also, in addition thereto, regular online monitoring was continuously performed by the head office on bank accounts of overseas subsidiaries.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

I. Notes regarding Significant Matters as Bases for Preparation of the Consolidated Financial Statements

1.	Matters regarding scope of consolidation

The number of consolidated subsidiaries: ten (10) companies

Name of the consolidated subsidiaries:
Toyo Koki Co., Ltd., Toyo Machinery Engineering Co., Ltd., TOYO MACHINERY (M) SDN. BHD., TOYO MACHINERY (T) CO., LTD., TOYO MACHINERY & METAL (SHANGHAI) CO., LTD., TOYO MACHINERY (CHANGSHU) CO., LTD., Toyo Machinery (Guangzhou) Co., Ltd., TOYO INNOVEX (TAIWAN) CO., LTD., TOYO MACHINERY VIETNAM CO., LTD., and PT TOYO MACHINERY AND METAL INDONESIA.

2.	Matters regarding application of the equity method
(1)	The number of the affiliated companies to which the equity method is applied and the name of such companies and other organizations

The number of the affiliated companies to which the equity method is applied: One (1) company

Name of the affiliated company to which the equity method is applied:
GM-Injection AG

(2)	As for amortization of investment differential of an equity method affiliate, an equal amortization over five (5) years is applied.

3.	Matters regarding the business year and other matters concerning the consolidated subsidiaries

The closing date of the overseas consolidated subsidiaries is December 31, and the closing date of the consolidated subsidiaries in Japan is March 31.

Consolidated financial statements were prepared based on financial statements as of the closing dates of respective subsidiaries. However, an adjustment necessary for consolidation was made in relation to significant transactions that occurred during the period between such dates and the consolidated closing date.

4.	Matters regarding accounting policies
(1)	Basis and method for valuation of material assets
(i)	Securities

Other securities

Securities other than shares without a market price:

The market value method was adopted.

(Evaluation difference was dealt with by the all-inclusive method, and the moving average method was adopted for the cost of products sold.)

Shares without a market price:

The moving average cost method was adopted.

(ii)	Derivatives

The market value method was adopted.

(iii)	Inventory
(a)	Products and work in process

The cost method based on the specific identification method (or the method of write-down of the book value for the amounts in the Balance Sheet based on a decrease in profitability) was adopted.

(b)	Raw materials and supplies

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The cost method based on the weighted average method (or the method of write-down of the book value for the amounts in the Balance Sheet based on a decrease in profitability) was adopted.

(2)	Method for depreciation of significant depreciable assets
(i)	Property, plant and equipment (excluding leased assets)

Although the declining balance method was adopted, the straight-line method was adopted for the overseas consolidated subsidiaries. The useful life and residual value adhere to the same standard as stipulated under the Corporation Tax Act of Japan (“Corporation Tax Act”).

However, the straight-line method was adopted for buildings (excluding facilities attached to buildings) acquired on or after April 1, 1998, as well as facilities attached to buildings and structures acquired on or after April 1, 2016. Also, for those acquired before March 31, 2007, the method of equal installment for the period of five (5) years was adopted, commencing in the year immediately following the year in which amortization up to the depreciable amount was completed.

(ii)	Intangible assets

The straight-line method was adopted. For the software (for internal use), the straight-line method based on the internal availability period (i.e., five (5) years) was adopted.

(iii)	Leased assets

For the leased assets held under a finance lease without transfer of ownership, the straight-line method was adopted, in which the lease term is regarded as the useful life and the residual value is deemed as zero (0).

(3)	Method of recording significant provisions
(i)	Allowance for doubtful accounts

To prepare for bad debt loss, an estimated uncollectible amount was recorded after reviewing collectability based on a loan loss ratio for general accounts receivable and on an individual review for respective specific accounts receivable such as doubtful debts.

(ii)	Provision for product warranties

To prepare for the disbursement of after-sales services pertaining to molding machines, an estimated amount to be required in the current consolidated fiscal year was recorded based on past records pursuant to the terms and conditions set forth in the warranty certificate.

(iii)	Provision for loss on disaster

To prepare for the disbursement of repair expenses pertaining to properties suffering damage, the amount expected to accrue in the future was recorded.

(iv)	Provision for share-based remuneration for directors and other officers

To prepare for the award of the Company’s shares for directors and other officers under the Regulation of Share-based Remuneration for Directors and Other Officers, this amount was recorded based on the estimated amount of payable share-based remuneration as of the end of the current consolidated fiscal year.

(4)	Basis for the translation of significant foreign currency assets or liabilities to Japanese yen

Foreign currency receivables and payables were translated into yen currency at the spot exchange rate as of the end of the current consolidated fiscal year and the translation difference was classified as profit and loss.

8

The assets and liabilities as well as income and expense of overseas subsidiaries were translated into yen currency at the spot exchange rate as of the end of their respective accounting periods, and the translation difference was included in the translation adjustments and non-controlling interest in the section of net assets.

(5)	Methods for significant hedge accounting
(i)	Hedge accounting methods

Deferral hedge accounting was adopted. For foreign currency receivables and payables under foreign currency contracts, allocation treatment was applied.

(ii)	Hedging instruments and hedged items

Hedging instrument: Foreign currency forward transactions

Hedged items: Foreign currency trade receivables and forecast foreign currency transactions

(iii)	Hedging policy

Foreign exchange forward contracts were used to hedge the risks of future fluctuation of exchange rates for foreign currency transactions in the ordinary course of business.

(iv)	Methods to assess effectiveness of hedging

Considering that material conditions for foreign currency forward as the hedging instrument and foreign currency trade receivables and forecast foreign currency transactions as the hedged items are the same, it was judged that the hedging is highly effective.

(6)	Basis for recording significant revenue and cost

The details of material performance obligations pertaining to significant business in relation to revenue arising from contracts between the Company and/or its consolidated subsidiaries and their customers, and normal timing to fulfill such performance obligations (normal timing to recognize the revenue), are as follows.

The Group is engaged in the sale of injection molding machines, die-casting machines and their peripherals and parts or the like as well as maintenance services and installation work for products sold by the Company, wherein the Group is obliged to deliver goods and provide services under sales contracts with customers.

The revenue from transactions to sell goods and provide services to customers in Japan was recognized upon completion of acceptance by the respective customers. The revenue from the sale of products to customers in Japan, installation for which is located overseas, was recognized upon delivery to the warehouses designated by the respective customers.

The revenue from transactions to sell goods to customers overseas was recognized on the issue date of the bill of lading (i.e., B/L date). Incoterms, the rules determining trade conditions regarding international trading, are FOB, CIF and the like; on the other hand, transactions referred to as D-terms including DDU are de-minimis. Also, transactions to provide services overseas were recognized upon completion of acceptance by the relevant customer.

For the avoidance of doubt, in cases where alternative treatment set forth in Section 98 of the “Implementation Guidance on Accounting Standard for Revenue Recognition” was applied and where parts or the like of products was sold and the period from the shipment of which until the control thereof was transferred to the customer was as per normal, the revenue was recognized upon shipment.

The net sales were measured by subtracting the rebate according to sales from the amount of consideration agreed under the contract with the customer.

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(7)	Other basic material matters in preparing the Consolidated Financial Statements

Methods for account treatment pertaining to retirement benefits

To prepare for the retirement benefits for employees, based on the estimated amount as of the end of the current consolidated fiscal year, the amount after subtracting the amount of plan assets from the retirement benefit obligation was recorded. The calculation of the retirement benefit obligation was made based on straight-line attribution as a method to attribute the amount of the estimated retirement benefits up until the end of the current consolidated fiscal year.

The past service cost was dealt with as expenses according to the straight-line method for a certain number of years (i.e., five (5) years) within the average remaining service period of employees then current on accrual.

Actuarial gains and losses were primarily dealt with as expenses, from the respective consolidated fiscal years immediately after the year of the accrual, according to the straight-line method for a certain number of years (i.e., thirteen (13) years) within the average remaining service period of employees then current on accrual.

Unrecognized actuarial gains and losses were recorded, after having adjusted the tax effect thereof, as the accumulated adjusted amount pertaining to retirement benefits in the accumulated amount of comprehensive income in the section of net assets.

II.	Notes regarding Changes in Accounting Estimates
1.	A change in the number of years in which the actuarial gains and losses were dealt with as expenses in the accounting treatment regarding retirement benefits

In the accounting treatment regarding retirement benefits, although the number of years in which the actuarial gains and losses had been previously dealt with as expenses for a certain number of years (i.e., fifteen (15) years) within the average remaining service period of employees then current on accrual during the respective consolidated fiscal years, such number of years was changed to thirteen (13) years for the current consolidated fiscal year and subsequent fiscal years because of the shortening of the average remaining service period.

The impact of this change on the profit and loss of the current consolidated fiscal year is minimal.

III.	Notes regarding Accounting Estimates
1.	Collectability of deferred tax assets
(1)	Amount recorded in the consolidated financial statements of the current consolidated fiscal year
Deferred tax asset:	JPY 124 million	Deferred tax liability:	JPY 927 million

The figures of the deferred tax asset and deferred tax liability specified above indicate the respective amounts after the offsetting for each of the taxable entities.

(2)	Information regarding the particulars of significant accounting estimates pertaining to recognized items

Deferred tax asset was recorded for deductible temporary difference judged as recoverable based on the scheduling of future taxable income, deductible temporary differences and the like.

The possibility of an accrual of future taxable income was judged based on the business plan prepared by corporate managers. We judged that there is a recoverability of deferred tax asset pertaining to temporary difference for which scheduling is possible.

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In reviewing the recoverability of deferred tax asset, the judgement on estimated accrual of taxable income was regarded as the dominant assumption. In cases where such assumption needs re-examination due to unpredictable changes in economic conditions in the future or other factors, there is a possibility that it could materially affect the amount of deferred tax assets in the Consolidated Financial Statements in the following consolidated fiscal year and subsequent consolidated fiscal years.

IV.	Notes to Consolidated Balance Sheet
1.	Cumulative amount of depreciation of property, plants and equipment	JPY 14,034 million
2.	The amount of transfers of negotiable instruments by endorsement	JPY 8 million
3.	The amounts accrued in relation to the misconduct pertaining to the use of money for private purposes by an ex-employee of a consolidated subsidiary of the Company were included as follows:
Non-current assets
Investments and other assets
Other
Long-term other accounts receivable	JPY 611 million
Allowance for doubtful accounts	(JPY 611 million)

V.	Notes to Consolidated Statement of Changes in Equity
1.	Class and aggregate number of outstanding shares at the end of this consolidated fiscal year
Common stock	20,703,000 shares

2.	Matters regarding dividends
(1)	Amount of dividend payment
Resolution	Class of shares	Aggregate dividends (Unit: JPY million)	Dividend per share (Unit: yen)	Record date	Effective date
Meeting of the Board of Directors held on April 24, 2024	Common stock	359	17.50	March 31, 2024	June 26, 2024
Meeting of the Board of Directors held on October 30, 2024	Common stock	359	17.50	September 30, 2024	December 2, 2024
(2)	Dividends with a record date within the current consolidated fiscal year and an effective date in the next fiscal year
Resolution	Class of shares	Source of funds for dividends	Aggregate dividends (Unit: JPY million)	Dividend per share (Unit: yen)	Record date	Effective date
Meeting of the Board of Directors held on April 23, 2025	Common stock	Retained earnings	358	17.50	March 31, 2025	June 25, 2025

3.	Matters regarding rights to subscribe for new shares

Not applicable.

VI.	Notes regarding the Status of Financial Instruments
1.	Matters regarding the status of financial instruments
(1)	Policy to deal with financial instruments

As to fund management, the Group manages funds by focusing on short-term financial assets, and as to fund procurement, the Company procures funds through debt financing by bank loans. Derivatives are used to avoid the risk of foreign exchange currency rate fluctuations in the future in the ordinary course of business, and no speculative transactions are engaged in at all.

(2)	Details of financial instruments and risks therein

Among trade receivables, notes and accounts receivable (trade) and electronically recorded monetary claims (operating) are exposed to credit risk. To address such risk, a control system has been established pursuant to the Group’s credit management regulations, through which an effort has been made to diminish such risk.

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Also, although foreign currency trade receivables accruing from our activities to develop worldwide business are exposed to foreign currency risk, a part of such receivables has been hedged against by using foreign currency forward.

Also, investment securities have been composed of stocks of listed companies as well as other stocks of corporations with which the Company has a business relationship and are exposed to the risk of fluctuations in market prices.

Among trade liabilities, payment due dates for all notes and accounts payable (trade), and electronically recorded obligations (operating) is within one (1) year. Also, although some of such liabilities are denominated in foreign currency associated with importation of raw materials, which are exposed to foreign currency risk, they have been hedged against by using foreign currency forward. Loans payables are mainly used for operation funds and funds for equipment. Since most interest rates are floating interest rates, they are exposed to fluctuation risk.

Derivative transactions are used to avoid the risk of foreign exchange currency rate fluctuations in the future in the ordinary course of business, and no speculative transactions are engaged in at all. Hedged items, hedging policies, and assessment of hedge effectiveness in relation to hedge accounting are as specified in the aforementioned “4. Matters regarding accounting policies (5) Methods for significant hedge accounting.”

(3)	Risk control system for financial instruments
(i)	Control of credit risk

As for trade accounts receivable, the Group regularly obtains an understanding of the situation of customers pursuant to its credit management regulations, and endeavors to mitigate the concern about collection.

(ii)	Control of market risk

A part of foreign currency trade receivables and foreign currency trade accounts payable has been hedged against by using foreign currency forward.

As for investment securities, an understanding of fair values, financial situation of issuing entities and other elements has been regularly obtained, and the ownership situation has been continuously reviewed.

As for derivative transactions, monthly trading results have been reported to officers in charge of accounting.

(iii)	Control of liquidity risk

Although trade payables and loans payable are exposed to liquidity risks, the Group has controlled liquidity risks by timely preparing and revising its cashflow management plan.

2.	Matters regarding fair value of financial instruments

The amount recorded in the Consolidated Balance Sheet, the fair value, and the difference between them as of March 31, 2025 (consolidation closing date of this fiscal year) are as described below. The shares without a market price were omitted (see (Note 2.)).

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(Unit: JPY million)

	Amount recorded in the Consolidated Balance Sheet	Fair value	Difference
Investment securities
Securities - other	504	504	－
Total assets	504	504	－
Long-term loans payable due within one year and other long-term loans payable	1,180	1,173	6
Total liabilities	1,180	1,173	6
Derivative transactions (*2)
Items to which hedge accounting is applied	(6)	(6)	－
Total derivative transactions	(6)	(6)	－

(*1) Considering that items of “cash and deposits,” “notes and accounts receivable - trade,” “electronically recorded monetary claims (operating),” “notes and accounts payable (trade),” “electronically recorded monetary obligations (operating),” and “short-term loans payable” are cash, and their fair values approximate the book value since they are settled in the short term, the description thereof is omitted.

(*2) Net receivables and liabilities accrued from derivative transactions are shown on a net basis, and the losses recorded as a net loss in total are enclosed in parentheses.

(Note 1) Matters regarding investment securities

Matters to be noted with respect to each holding purpose are as follows:

The acquisition cost, amounts recorded in the Consolidated Balance Sheet for each kind of security, and differences thereof are as follows:

(Unit: JPY million)

Classification	Kind	Acquisition cost	Amount recorded in the Consolidated Balance Sheet	Difference
Item whose amount recorded in the Consolidated Balance Sheet exceeds its acquisition cost	Stock	257	504	247
Item whose amount recorded in the Consolidated Balance Sheet does not exceed its acquisition cost	Stock	－	－	－
Total		257	504	247

(Note 2) Matters regarding other investment securities sold within the consolidated fiscal year

(Unit: JPY million)

Classification	Kind	Sales value	Total amount of revenue from the sale	Total amount of loss on sale
Item whose amount recorded in the Consolidated Balance Sheet exceeds its acquisition cost	Stock	93	45	－
Item whose amount recorded in the Consolidated Balance Sheet does not exceed its acquisition cost	Stock	－	－	－
Total		93	45	－

(Note 3) Shares without a market price are not included in the item “investment securities.” The amount of such financial instruments recorded in the Consolidated Balance Sheet is as follows.

Classification	The current consolidated fiscal year (JPY million)
Unlisted stock	471

3.	Matters regarding the breakdown for each level for the fair value of financial instruments

The fair values of financial instruments have been classified into three levels described below according to observability and importance of inputs pertaining to the calculation of fair value.

Level 1: Among inputs pertaining to calculation of observable fair value, the fair value calculated based on quoted prices in active markets for assets or liabilities subject to such calculations

Level 2: Among inputs pertaining to calculation of observable fair value, the fair value calculated using inputs other than those included in Level 1

Level 3: The fair value calculated using inputs pertaining to the calculation of unobservable fair value

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In cases where there are multiple inputs that may have significant impact on the calculation of a fair value, the relevant fair value has been classified into, among the levels into which those inputs are classified, the lowest level in the order of precedence in the calculation of the fair value.

(1)	Financial assets and liabilities whose fair value amounts have been recorded in the Consolidated Balance Sheet

The current consolidated fiscal year (March 31, 2025)

Classification	Fair value (Unit: JPY million）
	Level 1	Level 2	Level 3	Total
Investment securities
Other securities
Stocks	504	－	－	504
Total assets	504	－	－	504
Derivative transactions
Currency-related	－	(6)	－	(6)
Total liabilities	－	(6)	－	(6)

(2)	Financial assets and liabilities with no fair value amount recorded in the Consolidated Balance Sheet

The current consolidated fiscal year (March 31, 2025)

Classification	Fair value (Unit: JPY million）
	Level 1	Level 2	Level 3	Total
Long-term loans payable due within one year and other long-term loans payable	－	1,173	－	1,173
Total liabilities	－	1,173	－	1,173

(Note) Description of the valuation method used in the calculation of the fair value and inputs pertaining to the calculation of the fair value

Investment securities:

The fair value of listed shares is assessed using quoted prices. The fair value of listed shares is classified as a Level 1 fair value because it is traded in active markets.

Derivative transactions:

The fair value of foreign currency forward is calculated based on prices and the like quoted by financial institutions that deal with the Group and classified as a Level 2 fair value.

Long-term loans payable due within one year and other long-term loans payable:

Among long-term loans, those with a variable interest rate reflect the market rate of interest for a short period of time. Since it is considered that the fair value thereof approximates the book value, because the Company’s credit standing has not fluctuated since the execution, they are measured by the book value, and thus, they are classified as Level 2 fair value.

Also, those with a fixed interest rate are measured by the current value discounting the expected interest rate in cases where the total amount of the principal and interest are newly borrowed, and thus, are classified as a Level 2 fair value.

VII.	Notes regarding Investment and Rental Property
1.	Matters regarding the status of investment and rental properties

The Company owns rental properties in Akashi City, Hyogo Prefecture and other regions.

2.	Matters regarding the fair market value of investment and rental properties

(Unit: JPY million)

Amount recorded in the Consolidated Balance Sheet	Fair market value
47	1,004

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(Notes) 1. The amount recorded in the Consolidated Balance Seet is the amount of acquisition value after excluding accumulated impairment losses.

2. For the fair market value as of the end of the current consolidated fiscal year, an amount reasonably adjusted based on the assessed value of non-current assets is used.

VIII.	Notes regarding Revenue Recognition

Sales revenue arising from contracts with customers which are disaggregated by type of the kind of material goods and services based on contracts with customers:

1.	Information of the disaggregation of revenue arising from contracts with customers

(Unit: JPY million)

Sales revenue
Injection molding machine	19,789
Die-casting machine	7,234
Sales revenue arising from contracts with customers	27,024
Others	－
Sales revenue from outside customers	27,024

2.	Basic information to understand the revenue arising from contracts with customers

Basic information to understand the revenue arising from contracts with customers is as described in “4. Matters regarding accounting policies (6) Basis for recording significant revenue and cost.”

3.	Information regarding the relations between a fulfillment of performance obligations under contracts with customers and the cash flow to be generated therefrom, as well as the amounts and the timing of the revenue which is estimated to be recognized in the subsequent fiscal year and thereafter arising from contracts with customers who exist as of the end of the current consolidated fiscal year

(1)	The balances of contractual assets and contractual liabilities
The current consolidated fiscal year (JPY million)
Receivables arising from contracts with customers (beginning balance)	6,889
Receivables arising from contracts with customers (ending balance)	7,062
Contract liabilities (beginning balance)	880
Contract liabilities (ending balance)	492

Contract liabilities relate to advances from customers mainly pertaining to the sale of products. Contract liabilities are to be reversed in accordance with the recognition of the revenue.

The amount of revenue recognized in the current consolidated fiscal year that was included in the contract liabilities as of the beginning of the period was JPY 859 million.

(2)	Transaction price allocated to remaining performance obligations

Since there are no material contracts in which the initially predicted contract period exceeds one (1) year, the practical expedient is applied hereto, and the description thereof is omitted.

IX Notes Regarding Per Share Information

Per share net assets	835.82 yen
Per share net loss in this fiscal year 38円60銭	41.18 yen

X Others

1.	Consolidated Statement of Income

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As for reversal of provision for the loss on disaster in the amount of JPY 273 million recorded as an extraordinary loss, such loss is for injuries and other damage suffered by a hailstorm that occurred on April 16, 2024 on the property, plant and equipment, including buildings, facilities attached to buildings and machinery, equipment at the factory of the Company’s head office located in Futami-cho, Akashi City, Hyogo Prefecture. Such amounts accrued as restoration expenses for the property, plant and equipment as well as other losses related to disaster.

Also, insurance income on disaster of JPY 301 million recorded as extraordinary profit accrued in association with that the payment of insurance benefits to indemnify the property loss became definite on September 30, 2024 in relation to the damage suffered by a hailstorm that occurred on April 16, 2024 at the factory at the Company’s head office.

2.	Amendment of the amounts of deferred tax assets and deferred tax liabilities due to the change of tax rates including corporate income tax

The Act Partially Amending the Income Tax Act and Other Acts (Act No.13 of 2025) was promulgated in the Diet session on March 31, 2025, whereby the “special defense corporation tax” shall be imposed in and after the consolidated fiscal year that commences on April 1, 2026.

In accordance therewith, the statutory tax rate to be used in calculation of deferred tax assets and liabilities for the temporary difference for which resolution is expected in or after the consolidated fiscal year that commences on April 1, 2026 were calculated by changing the statutory tax rate.

The impact caused by this change is minimal.

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NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

1.	Matters Regarding Significant Accounting Policies
(1)	Basis and method for valuation of securities
(i)	Other securities
	Securities other than shares that do not have a market value	…..	Fair value method (with the entire amount of valuation differences inserted directly into net assets, and the cost of sales calculated using the moving average method)
	Shares that do not have a market value	…..	Moving average cost method
(ii)	Shares of subsidiaries and shares of affiliate companies	…..	Moving average cost method
(2)	Basis and method for valuation of derivatives …………………………… Fair value method
(3)	Basis and method for valuation of inventory
(i)	Finished goods and work in process	…..	Cost method based on the specific identification method (or the method of write-down of the book value for the amounts in the Non-consolidated Balance Sheet based on a decrease in profitability)
(ii)	Raw materials and supplies	…..	Cost method based on the weighted-average method (or the method of write-down of the book value for the amounts in the Non-consolidated Balance Sheet based on a decrease in profitability)
(4)	Depreciation method for non-current assets
(i)	Property, plant and equipment (excluding leased assets)

The declining balance method was adopted. The useful life and residual value adhere to the same standard as stipulated under the Corporation Tax Act.

However, the straight-line method was adopted for buildings (excluding facilities attached to buildings) acquired on or after April 1, 1998, as well as facilities attached to buildings and structures acquired on or after April 1, 2016. Also, for those acquired before March 31, 2007, the method of equal installments for the period of five (5) years was adopted, commencing in the year immediately following the year in which amortization up to the depreciable amount was completed.

(ii)	Intangible assets

The straight-line method was adopted. For the software (for internal use), the straight-line method based on the internal availability period (i.e., five (5) years) was adopted.

(iii)	Leased assets

For the leased assets held under a finance lease without transfer of ownership, the straight-line method, in which the lease term is regarded as the useful life and the residual value is deemed zero (0), was adopted.

(5)	Method of recording provisions
(i)	Allowance for doubtful accounts

To prepare for the bad debt loss, an estimated uncollectible amount was recorded after reviewing collectability based on a loan loss ratio for general accounts receivable and on an individual review for respective specific accounts receivable such as doubtful debts.

(ii)	Provision for product warranties

To prepare for the disbursement of after-sales services pertaining to molding machines, an estimated amount to be required in the current fiscal year was recorded based on past records pursuant to the terms and conditions set forth in the warranty certificate.

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(iii)	Provision for share-based remuneration for directors and other officers

To prepare for the award of the Company’s shares for Directors and other officers under the Regulation of Share-based Remuneration for Directors and Other Officers, this amount was recorded based on the estimated amount of payable share-based remuneration as of the end of the current fiscal year.

(iv)	Provision for loss on disaster

To prepare for the disbursement of repair expenses pertaining to properties suffering damage, the amount expected to accrue in the future was recorded.

(v)	Provision for retirement benefits

To prepare for the retirement benefits for employees, this amount was recorded based on the estimated amount of the retirement benefit obligation and the amount of plan assets as of the end of the current fiscal year. The calculation of the retirement benefit obligation was made based on straight-line attribution as a method to attribute the amount of estimated retirement benefits up until the end of the current fiscal year.

The past service cost was dealt with as expenses according to the straight-line method for a certain number of years (i.e., five (5) years) within the average remaining service period of employees then current on accrual.

Actuarial gains and losses were dealt with as expenses, from the respective consolidated fiscal years immediately after the year of the accrual, according to the straight-line method for a certain number of years (i.e., thirteen (13) years) within the average remaining service period of employees then current on accrual.

(6)	Basis for the translation of significant foreign currency assets or liabilities to Japanese yen

Foreign currency receivables and payables were translated to yen currency at the spot exchange rate as of the end of the current fiscal year and the translation difference was classified as profit and loss.

(7)	Methods for significant hedge accounting
(i)	Hedge accounting methods

Deferral hedge accounting was adopted. For foreign currency receivables and payables under foreign currency contracts, allocation treatment was applied.

(ii)	Hedging instruments and hedged items

Hedging instrument: Foreign currency forward transactions

Hedged items: Foreign currency trade receivables and forecast foreign currency transactions

(iii)	Hedging policy

Foreign exchange forward contracts are used to hedge the risks of future fluctuation of exchange rates for foreign currency transactions in the ordinary course of business.

(iv)	Methods to assess effectiveness of hedging

Considering that material conditions for foreign currency forward as the hedging instrument and foreign currency trade receivables and forecast foreign currency transactions as the hedged items are the same, it is judged that the hedge is highly effective.

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(8)	Basis for recording significant revenue and cost

The details of material performance obligations pertaining to significant business in relation to revenue arising from contracts between the Company and customers, and normal timing to fulfill such performance obligations (normal timing to recognize the revenue), are as follows.

The Company is engaged in the sale of injection molding machines, die-casting machines and their peripherals or parts and the like as well as maintenance services and installation work for products sold by the Company, wherein the Company is obliged to deliver goods and provide services under sales contracts with customers.

The revenue from transactions to sell goods and provide services to customers in Japan was recognized upon completion of acceptance by the respective customers. The revenue from the sale of products to customers in Japan, installation for which is located overseas, was recognized upon delivery to the warehouse designated by respective customers.

The revenue from transactions to sell goods to customers overseas was recognized on the issue date of the bill of lading (i.e., B/L date). Incoterms, the rules determining trade conditions regarding international trading, are FOB, CIF and the like; on the other hand, transactions referred to as D-terms including DDU are de-minimis. Also, transactions to provide services overseas were recognized upon completion of acceptance by the relevant customer.

For the avoidance of doubt, in cases where alternative treatment set forth in Section 98 of the “Implementation Guidance on Accounting Standard for Revenue Recognition” was applied and where parts or the like of products was sold and the period from the shipment of which until the control thereof was transferred to the customer was as per normal, the revenue was recognized upon shipment.

The net sales were measured by subtracting the rebate according to sales from the amount of consideration agreed under the contract with the customer.

(9)	Other basic significant matters in preparing non-consolidated financial statements

Methods for account treatment pertaining to retirement benefits

The treatment of unrecognized actuarial gains and losses, and unrecognized prior service cost, in the Non-consolidated Balance Sheet is different from the treatment in the Consolidated Balance Sheet.

2.	Notes regarding Changes in Accounting Estimates

A change in the number of years in which the actuarial gains and losses were dealt with as expenses in the accounting treatment regarding retirement benefits

In the accounting treatment regarding retirement benefits, although the number of years in which the actuarial gains and losses had been previously been dealt with as expenses for a certain number of years (i.e., fifteen (15) years) within the average remaining service period of employees then current on accrual during the respective fiscal years, such number of years was changed to thirteen (13) years for the current fiscal year and subsequent fiscal years because of the shortening of the average remaining service period.

The impact of this change on the profit and loss of the current fiscal year is minimal.

3.	Notes regarding Accounting Estimates
(1)	Collectability of deferred tax assets

Amount recorded in the non-consolidated financial statements of the current fiscal year

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Deferred tax liability:	JPY 401 million

The figure of the deferred tax liability specified above indicate the amount after offsetting the deferred tax asset.

(2)	Information regarding the particulars of significant accounting estimates pertaining to recognized items

Deferred tax assets was recorded for deductible temporary difference judged as recoverable based on the scheduling of future taxable income, deductible temporary difference and the like.

The possibility of accruing future taxable income was judged based on the business plan prepared by corporate managers. We judged that there is a recoverability of deferred tax asset pertaining to temporary difference for which scheduling is possible.

In reviewing the recoverability of deferred tax asset, the judgement on estimated accrual of taxable income was regarded as the dominant assumption. In cases where such assumption needs re-examination due to unpredictable changes in economic conditions in the future or other factors, there is a possibility that it could materially affect the amount of deferred tax assets in the Non-consolidated Financial Statements in the following business year and subsequent business years.

4	Notes to Non-Consolidated Balance Sheet
(1)	Accumulated depreciation for property, plant, and equipment
JPY13,008 million
(2)	Short-term monetary assets and liabilities to associates and subsidiaries
Short-term monetary assets	JPY 918 million
Short-term monetary liabilities	JPY 1,474 million

5. Notes to Non-Consolidated Statement of Incomes

Amount of transactions with associates and subsidiaries

Net sales	JPY 2,983 million
Purchases	JPY 2,430 million
Selling, General and Administrative Expenses	JPY 306 million
Amount of transactions from transactions other than operating transactions	JPY 629 million

6. Notes to Non-Consolidated Statement of Changes in Equity

Matters regarding treasury shares at the end of this fiscal year

Common shares	235,151 shares

7.	Notes regarding Tax Effects
(1)	Breakdown of the significant components of deferred tax assets and liabilities

(Unit: JPY million)

(Deferred tax assets)
Accrued bonuses	113
Accrued enterprise taxes	7
Revaluation loss of inventory	329
Provision for retirement benefits	494
Allowance for doubtful accounts	2
Provision for product warranties	14
Provision for loss on disaster	77
Revaluation loss of investment securities	1
Excess depreciation	8
Impairment loss	114
Revaluation loss of shares of associates and subsidiaries	4
Loss carried forward	407
Other	23

20

Sub total	1,599
Valuation allowance	(1,594)
Total deferred tax assets	5
(Deferred tax liabilities)
Reserve for advanced depreciation of non-current assets	(330)
Valuation difference on available-for-sale securities	(76)
Total deferred tax liabilities	(407)
Net amount of deferred tax liabilities	(401)

(2) Amendment of the amounts of deferred tax assets and deferred tax liabilities due to the change of tax rates including corporate income tax

The Act Partially Amending the Income Tax Act and Other Acts (Act No.13 of 2025) was promulgated in the Diet session on March 31, 2025, whereby the “special defense corporation tax” shall be imposed in and after the business year that commences on April 1, 2026.

In accordance therewith, the statutory tax rate to be used in calculation of deferred tax assets and liabilities for the temporary difference for which resolution is expected in or after the business year that commences on April 1, 2026 were calculated by changing the statutory tax rate.

The impact caused by this change is minimal.

8. Notes regarding Revenue Recognition

Revenue is recognized at the time of transfer to the customer of the control over the property or services as agreed, in the amount estimated to be received in exchange for such property or services. The ordinary timings to recognize the details of material performance obligations and the revenue in significant businesses are as described in “NOTES TO CONSOLIDATED FINANCIAL STATEMENTS VIII Notes to Revenue Recognition.”

9. Notes regarding Non-current Assets Used on Lease

In addition to the non-current assets recorded in the Non-consolidated Balance Sheet, a portion of the tools, furniture and fixtures are used under lease agreements.

10. Notes regarding Transactions with Related Parties

Subsidiaries and affiliate companies

(Unit: JPY million)

Category	Name of the entity	Address	Capital stock	Outline of business	Voting rights ownership (owned) ratio	Relationship		Particulars of transaction	Transaction amount	Description	Ending balance
						Officers who concurrently hold their offices	Business relationship
Consolidated subsidiary	Toyo Koki Co., Ltd	Akashi City, Hyogo Prefecture	20	Manufacture of molding machines	Direct ownership 100%	One (1)	Entrustment of manufacturing molding machines	Rental revenue (Note 2) (1)	10	－	－
								Dividend income	31	－	－

(Unit: JPY million)

Category	Name of the entity	Address	Capital stock	Outline of business	Voting rights ownership (owned) ratio	Relationship		Particulars of transaction	Transaction amount	Description	Ending balance
						Officers who concurrently hold their offices	Business relationship
Consolidated subsidiary	Toyo Machinery Engineering Co., Ltd	Akashi City, Hyogo Prefecture	10	Maintenance and services for molding machines	Direct ownership 100%	Two (2)	Entrustment of maintenance and services for molding machines	Rental revenue (Note 2) (1)	13	－	－
								Purchase of parts Receipt of services (Note 2) (3)	1,882	Accounts payable - other	9
										Accounts payable - trade	565
								Dividend income	252	－	－

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(Unit: JPY million)

Category	Name of the entity	Address	Capital stock	Outline of business	Voting rights ownership (owned) ratio	Relationship		Particulars of transaction	Transaction amount	Description	Ending balance
						Officers who concurrently hold their offices	Business relationship
Consolidated subsidiary	TOYO MACHINERY (CHANGSHU) CO., LTD.	Changshu, Jiangsu Province, China	RMB 47 million	Manufacture and sale of molding machines	Direct ownership 100%	－	Entrustment of manufacturing molding machines	Recovery of funds (Note 2) (2)	400	－	－
								Interest on loans (Note 2) (2)	1	Accounts receivable - other	12
								Receipt of royalty (Note 2) (4)	52
								Sales of parts (Note 2) (3)	122	Accounts receivable - trade	99

(Unit: JPY million)

Category	Name of the entity	Address	Capital stock	Outline of business	Voting rights ownership (owned) ratio	Relationship		Particulars of transaction	Transaction amount	Description	Ending balance
						Officers who concurrently hold their offices	Business relationship
Consolidated subsidiary	TOYO MACHINERY & METAL（SHANGHAI）CO., LTD..	Shanghai, China	RMB 3 million	Maintenance and services for molding machines	Direct ownership 100%	One (1)	Entrustment of maintenance and services for molding machines	Dividend income	146	－	－

(Unit: JPY million)

Category	Name of the entity	Address	Capital stock	Outline of business	Voting rights ownership (owned) ratio	Relationship		Particulars of transaction	Transaction amount	Item	Ending balance
						Officers who concurrently hold their offices	Business relationship
Consolidated subsidiary	TOYO INNOVEX (TAIWAN) CO., LTD.	Taipei, Taiwan	NTD 8 million	Maintenance and services for molding machines	Direct ownership 100%	One (1)	Entrustment of maintenance and services for molding machines	Dividend income	33	－	－

(Unit: JPY million)

Category	Name of the entity	Address	Capital stock	Outline of business	Voting rights ownership (owned) ratio	Relationship		Particulars of transaction	Transaction amount	Item	Ending balance
						Officers who concurrently hold their offices	Business relationship
Consolidated subsidiary	TOYO MACHINERY (T) CO., LTD.	Bangkok, Thailand	THB 8 million	Maintenance and services for molding machines	Direct ownership 49%	One (1)	Entrustment of maintenance and services for molding machines	Borrowing of funds	700	Short-term loans payable	700
								Repayment of funds	400
								Interest on borrowings	3	Accrued expenses	3

22

(Unit: JPY million)

Category	Name of the entity	Address	Capital stock	Outline of business	Voting rights ownership (owned) ratio	Relationship		Particulars of transaction	Transaction amount	Item	Ending balance
						Officers who concurrently hold their offices	Business relationship
Consolidated subsidiary	TOYO MACHINERY (M) SDN. BHD.	Selangor, Malaysia	RM 0 million	Maintenance and services for molding machines	Direct ownership 100%	One (1)	Entrustment of maintenance and services for molding machines	Dividend income	85	－	－

(Unit: JPY million)

Category	Name of the entity	Address	Capital stock	Outline of business	Voting rights ownership (owned) ratio	Relationship		Particulars of transaction	Transaction amount	Item	Ending balance
						Officers who concurrently hold their offices	Business relationship
Subsidiary of affiliated company	TOYO europe srl.	Lombardia, Italy	EUR 0.1 million	Sale of, and maintenance and services for, molding machines	Indirect ownership 30.2%	－	Entrustment of sale of, and maintenance and services for, molding machines	Sale of molding machines and parts therefor (Note 2) (3)	2,602	Accounts receivable - trade	776

(Note 1) The transaction amounts do not include consumption taxes.

(Note 2) Determination policies and the like of trade terms and conditions

(1)	Rental revenue is determined taking into account neighborhood transaction comparables and other factors.
(2)	The interest rates for loans and repayments are determined taking into account the market rate of interest.
(3)	The sale of molding machines, purchase/sale of parts and the receipt of services are determined upon consultations taking into account general terms and conditions.
(4)	The royalty is calculated based on the contractual rate that was determined by and between both companies upon mutual consultation.

11. Notes regarding Per Share Information

1.	Net assets per share:	JPY588.94
2.	Net loss per share in this fiscal year:	JPY 23.17

12. Other Notes

(Non-consolidated Statement of Income)

As for reversal of provision for the loss on disaster in the amount of JPY 273 million recorded as an extraordinary loss, such loss is for injuries and other damage suffered by a hailstorm that occurred on April 16, 2024 on the property, plant and equipment, including buildings, facilities attached to buildings and machinery, equipment at the factory of the Company’s head office located in Futami-cho, Akashi City, Hyogo Prefecture. Such amounts accrued as restoration expenses for the property, plant and equipment as well as other losses related to disaster. Also, insurance income on disaster of JPY 301 million recorded as extraordinary profit accrued in association with that the payment of insurance benefits to indemnify the property loss became definite on September 30, 2024 in relation to the damage suffered by a hailstorm that occurred on April 16, 2024 at the factory of the Company’s head office.

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